Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), is effective as of January 1, 2015 (the “Effective Date”), by and between Nature’s Sunshine Products, Inc., a Utah Corporation, having its principal place of business in Lehi, Utah (the “Company” or “NSP”) and Gregory L. Probert (“Executive”).

WHEREAS, the Company and Executive entered into that certain Employment Agreement, dated June 16, 2011 (the “June 16 Agreement”);

WHEREAS, the Company and Executive entered into that certain First Amendment to the June 16 Agreement, dated March 4, 2013 (as amended, the “Amended Agreement”);

WHEREAS, the Company and Executive entered into that certain Second Amendment to the Amended Agreement, dated October 1, 2013 (as further amended  the “Further Amended Agreement”); and

WHEREAS, the Company and Executive now desire to amend and restate the Further Amended Agreement, and fully replace the Further Amended Agreement in its entirety with this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.                                      Employment

1.1.                            Positions and Duties.  Executive will serve as the Company’s Chief Executive Officer and Chairman and in such capacity will formally report to the Company’s Board of Directors (the “Board”).  All duties or services required of Executive hereunder shall be consistent with his title, status, and position with the Company.  Executive shall devote his good faith efforts and dedicate substantially all of his business time and services to the Company to perform such duties as may be customarily incident to such positions of an enterprise of the size and nature of the Company and as may reasonably be assigned from time to time by the Board of the Company or the Company, as the case may be.  In the performance of his duties, Executive shall use his best efforts, judgment and energy in the performance of the duties assigned to him and shall abide by the Company’s Code of Conduct and any other applicable Company policies or procedures made known to him (including, without limitation, those contained in the Company’s employee handbook or manual), and shall comply with any and all applicable laws, including but not limited to insider trading/reporting requirements.

1.2.                            Place of Performance.  Executive shall perform his services hereunder at the Company’s executive offices in Lehi, Utah; provided, however, that Executive will be required to undertake temporary travel from time to time as reasonably required for or in connection with the Company’s business purposes.

2.                                      Compensation and Benefits

2.1.                            Base Salary.  Executive shall receive an annual salary of $600,000 paid in accordance with the Company’s payroll practices, as in effect from time to time, but in no event less frequently than monthly.  Base salary shall be subject to review for merit increase on at least an annual basis by the Board, but in no event shall be reduced below the level set forth herein without Executive’s written consent.  Executive understands that no further compensation will be given for his name being used as a director or executive officer of the Company; provided, that the Company shall not have the right to use Executive’s name, voice, likeness or image in connection with (or as an endorsement of) any product or services without Executive’s prior written consent to such use and approval of any particular or applicable materials incorporating such use.

2.2.                            Discretionary Bonus.  Executive shall also be eligible to participate in the executive bonus program (as modified from time to time) or any successor program (the “EBP”) on terms and conditions no less favorable than those applicable to any other similarly situated executive employee of the Company and receive a discretionary bonus with a target of one hundred percent (100%) of his then current annual base salary for such year; provided that the amount, achievement and payment of any such bonus shall in all events remain subject to the terms of the EBP.  Payment of any bonus under the EBP is in the Board’s sole discretion and such payments will be made in accordance with Internal Revenue Code Section 409A and the terms of the EBP.

2.3.                            Employee Benefits.  Executive will be eligible to participate in retirement/savings, health insurance, term life insurance, long term disability insurance and other employee benefit plans, policies or arrangements maintained by the Company for its employees generally and, at the discretion of the Board, in incentive plans, stock option plans and change in control severance plans maintained by the Company for its executives, if any, subject to the terms and conditions of such plans, policies or arrangements.

2.4.                            Stock Options.  Within five (5) days of Executive signing this Agreement, the Company shall grant to Executive an option (the “Option”) to purchase 185,000 shares of NSP common stock under the Company’s 2012 Stock Incentive Plan (the “Plan”).  The Option will have an exercise price per share equal to the closing price of NSP common stock on the grant date.  The Option will vest and become exercisable in three (3) equal annual installments upon Executive’s completion of each year of employment over the three (3) year period measured from the Effective Date; provided, however, that vesting of the Option shall be accelerated pursuant to the terms of the related Stock Option Agreement that governs the terms of the Option grant, upon (a) the occurrence of a “Change of Control Event” (as defined in Section 5.6 hereof), the (b) termination of Executive’s employment with the Company by the Company without “Cause” (as defined in Section 5.2 hereof), (c) the termination of Executive’s employment by Executive for “Good Reason” (as defined in Section 5.3 hereof), or (d) by reason of Executive’s death or “Incapacity” (as defined in Section 5.5 hereof).  The Option will have a term of ten (10) years subject to earlier termination upon Executive’s termination of employment as set forth in the Stock Option Agreement that governs the terms of the Option grant.  The remaining terms of the Option shall be as set forth in the Plan and such Stock Option Agreement.  In addition to the Option, Executive will be eligible to receive, in the sole discretion of the Board, additional stock option grants and other equity awards under the Plan or any other plans of programs maintained by the Company for its executives from time to time, all upon terms and conditions uniformly applicable and no less favorable than those offered to any other executive employee of the Company.

2.5.                            Legal Fees.  In addition to all other amounts or benefits payable by the Company to Executive hereunder, the Company shall reimburse (or at Executive’s option, pay directly on Executive’s behalf) all reasonable legal fees incurred by Executive in the review, negotiation and implementation of this Agreement up to a maximum amount of Ten Thousand Dollars ($10,000).

2.6.                            Relocation and Residence.  On or before December 31, Executive shall relocate his primary residence to Utah, within an appropriate daily commuting distance from the Company’s Lehi headquarters.  Company shall assist in relocating Executive to Utah by providing him with (i) reimbursement of not less than three (3) round trip airline tickets for both Executive and his spouse to travel from Los Angeles, California, to Salt Lake City, Utah for purposes of investigating and locating a new home; (ii) a lump sum of $94,000 (which lump sum shall be subject to deductions for taxes and withholdings) to cover reasonable commuting, temporary housing, automobile and other miscellaneous expenses associated with his travel between Los Angeles and Lehi between the date hereof and December 31, 2015; and (iii) Company’s standard relocation benefit for executives, which is attached hereto as Exhibit A; provided however that to the extent that any such relocation benefit set forth in Exhibit A is already specifically covered within this Agreement, the benefit set forth in this Agreement shall prevail.  In addition to this standard relocation benefit, the Company will pay Executive’s reasonable real estate fees (including brokerage costs and transfer taxes) on the sale of his California home, provided, however, the relocation benefits described in this Section 2.6 shall be capped at three-hundred thousand dollars ($300,000) and, provided, further, that if, within one (1) year of the final payment of Executive’s relocation benefit, Executive either (i) terminates his employment pursuant to Section 5.4 or (ii) is terminated for Cause pursuant to Section 5.2, Executive shall reimburse to Company all relocation payments made by Company to, or on behalf of, Executive, including all reasonable real estate fees paid by Company.

3.                                      Indemnification; D&O Insurance.  The Company will indemnify, defend and hold Executive harmless from and against any and all claims, liabilities, obligations, losses, costs, damages or expenses (including reasonable attorneys’ fees and costs of defense) arising out of any claim or legal proceeding levied or brought against Executive, relating in any way to services performed by Executive for the Company, or Executive’s status as an officer, employee or representative of the Company.  This indemnification provision is intended to be broadly interpreted and to provide for indemnification to the full extent permitted by law and upon terms and conditions no less favorable than those offered or provided to any other officer, director, employee or representative of the Company.  The Company will maintain directors’ and officers’ liability insurance in amounts and on terms reasonable and customary for similarly situated companies.  The Company represents that it currently maintains $25,000,000.00 in directors’ and officers’ liability insurance, which level of insurance the Company will maintain during the term of this Agreement.  Such insurance shall provide Executive with primary coverage with all rights of subrogation being waived against Executive.  Those rights and entitlements of Executive under this Paragraph shall be in addition to, and not in lieu of, any and all rights of indemnification provided to Executive hereunder or under the Articles of Incorporation, Bylaws or other governing constituent documents of the Company as well as the applicable laws of the jurisdiction within which the Company is domesticated.

4.                                      Expenses

4.1.                            Reimbursement of Business Expenses.  In accordance with the Company’s normal policies for expense reimbursement, the Company shall reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of Executive’s duties, responsibilities or services under this Agreement, upon presentation of documentation, including expense statements, vouchers and/or such other supporting information as the Company may request.

4.2.                            Conditions to Reimbursement.  Executive must submit proper documentation for each relocation and reimbursable expense eligible for reimbursement under this Section 4 and Section 2.5 within sixty (60) days after the later of (i) Executive’s incurrence of such expense or (ii) Executive’s receipt of the invoice for such expense.  If such expense qualifies hereunder for reimbursement, then the Company will reimburse Executive for that expense within ten (10) business days thereafter.  Each reimbursement must be made no later than the end of the calendar year following the calendar year in which the expense was incurred.  The amount of reimbursements in any calendar year shall not affect the expenses eligible for reimbursement in the same or any other calendar year.  Executive’s right to reimbursement may not be liquidated or exchanged for any other benefit.

5.                                      Term and Termination.  Company shall employ Executive commencing on the Effective Date until such time as Executive’s employment is terminated pursuant to the provisions of this Section 5.  The period during which this Agreement and Executive’s employment with the Company continues hereunder is herein referred to as the “Term.”  Notwithstanding the foregoing, the Term and Executive’s employment with the Company hereunder may be earlier terminated as hereinafter provided.

5.1.                            Termination without Cause.  The Company may terminate Executive’s employment at any time without Cause (as defined below); provided that any such termination by the Company without Cause shall require the Company’s provision to Executive of not less than thirty (30) days advance written notice.  If Executive’s employment by the Company is terminated by the Company without Cause, Executive will be entitled to the benefits set forth in Section 6.2 of this Agreement.

5.2.                            Termination for Cause.  The Company may terminate Executive’s employment immediately at any time for Cause.  If Executive’s employment with the Company is terminated by the Company for Cause then the Company’s obligations to Executive will be limited solely to those obligations set forth in Section 6.4 of this Agreement.  For purposes of this Agreement, “Cause” shall only mean, as determined by the Board in good faith after providing Executive with notice of the occurrence of such Cause and the opportunity for Executive to controvert, be heard and/or defend against any such allegation before the Board in a manner determined by the Board in good faith:

5.2.1.                  the willful and continued failure by Executive substantially to perform his duties and obligations (other than any such failure resulting from his death or incapacity due to physical or mental illness);

5.2.2.                  Executive’s conviction or plea bargain of any felony or gross misdemeanor involving, moral turpitude fraud, or misappropriation of funds;

5.2.3.                  the willful engaging by Executive in misconduct which causes substantial injury to the Company or its affiliates, its other employees or the employees of its affiliates or its clients of the clients of its affiliates, whether monetarily or otherwise; or

5.2.4.                  material breach by Executive of this Agreement.

For purposes of this Section 5.2, no action or failure to act on Executive’s part shall be considered “willful” unless done or omitted to be done by Executive in bad faith and without reasonable belief that his actions or omissions were in the best interests of the Company.  Additionally, with respect to those circumstances of Cause set forth in the preceding clauses 5.2.1, 5.2.3 and 5.2.4, Cause shall only exist where the Company has provided Executive with written notice of the alleged wrongful conduct and Executive has failed to cure same within thirty (30) days; provided, that, if Executive timely commences and thereafter diligently pursues any such cure which cannot be completed within thirty (30) days, then such cure period shall be reasonably extended to permit Executive’s completion of such cure.

5.3.                            Termination for Good Reason.  Executive may terminate his employment immediately for Good Reason.  For purposes of this Agreement, Executive’s termination for “Good Reason” will be deemed to occur if: (i) without Executive’s express written consent, there is (a) a material breach by the Company of any material obligation owed to Executive under the terms of this Agreement, (b) a change in Executive’s title or position to one of lesser stature and with materially less authority, duties or responsibility, (c) a change in Executive’s reporting such that Executive is required to report to an office or any governing body of the Company at a lower level and with materially less authority, duties or responsibilities than the Board, (d) Executive no longer serves as a member of the Board for any reason other than Executive’s resignation or removal for Cause or (e) Executive’s primary work location moves so that it is more than 50 miles from the Company’s existing primary office location in Lehi, Utah; (ii) Executive provides written notice of the occurrence of such event to the Company within sixty (60) days of the onset of such occurrence; (iii) the Company fails to cure or rectify and remove such occurrence within thirty (30) days after receipt of such notice from Executive; and (iv) Executive terminates his employment with the Company within thirty (30) days following the expiration of such cure period.  Upon such termination for Good Reason, Executive will be entitled to the benefits set forth in Section 6.2 of this Agreement.

5.4.                            Termination by Executive without Good Reason.  Executive may terminate his employment other than for Good Reason by giving the Company thirty (30) days’ notice of said resignation.  If Executive terminates his employment under this Section 5.4, then the Company’s obligations to Executive will be limited solely to those obligations set forth in Section 6.4 of this Agreement.

5.5.                            Termination upon Death or Incapacity of Executive.  Executive’s employment with the Company shall terminate upon the death or incapacity of Executive.  “Incapacity” shall mean that the Executive is unable to perform the functions consistent with the position in the Company to which he was appointed pursuant to this Agreement by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or that the Executive has been determined to be totally disabled by the Social Security Administration.  In the event of termination of Executive’s employment by reason of Executive’s death or incapacity, the provisions governing termination without Cause, Section 5.1 above, shall apply.

5.6                               Termination in Connection with a Change in Control Event.  In the event: (i) Executive’s employment is terminated for any reason, except for “Cause”, within twenty-four (24) months following the occurrence of a Change in Control Event (as defined below) or (ii) Executive terminates his employment within twenty-four (24) months following the occurrence of a Change in Control Event for “Good Reason,” Executive will be entitled to the benefits set forth in Section 6.3 of this Agreement.  For purposes of this Agreement, a “Change in Control Event” shall mean the occurrence of any one of the following events:

5.6.1.                  approval by the stockholders of the Company of a plan of complete dissolution or liquidation of the Company; or

5.6.2                     consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination:  (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 90% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities (as defined in Section 5.6.4 that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors (as defined in Section 5.6.5 at the time of the approval by the Company’s board of directors (the “Board”) of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

5.6.3                     consummation of a sale of all or substantially all of the Company’s business and/or assets to a person or entity which is not a subsidiary; or

5.6.4                     any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more (an “Acquiring Person”) of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this Section 5.6.4 shall not be deemed to be a Change in Control Event by virtue of any of the following acquisitions:  (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction, as defined in Section 5.6.2; or

5.6.5.                  during any period not longer than two consecutive years, individuals who at the beginning of such period constituted the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of a least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director, provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director.

5.7.                            Corporate Entities.  Without regard to the circumstances of Executive’s termination from employment, Executive hereby also covenants that upon termination, if he is listed as an officer, director, partner, secretary or shareholder on any corporation, subsidiary or branch on behalf of Nature’s Sunshine Products, Inc. or any related entity, he will resign as an officer of director prior to departure from the Company as required by the law applicable to the entity of by that entity’s procedural requirements.

6.                                      Obligations of the Company upon Termination

6.1.                            General.  If Executive’s employment terminates for any reason, Executive (or his estate, beneficiary or legal representative) shall be entitled to receive, in addition to any other compensation or benefits described in Section 2.4 or Section 3 of this Agreement or otherwise under this Section 6, (i) any earned or accrued but unpaid base salary through the effective date of such termination and (ii) reimbursement for all accrued but unpaid expenses for which Executive is entitled to reimbursement under this Agreement and (iii) any earned but unpaid bonus (whether under the EBP or otherwise) for any prior and fully completed fiscal year of the Company.  All such payments shall be made as and when required in conformity with Company policy and procedures provided that such payments shall in all events be paid within sixty (60) days following the date on which Executive experiences a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

6.2.                            By the Company without Cause, by Executive for Good Reason or due to Incapacity or Death.  If either (i) the Company terminates Executive’s employment, other than for Cause but including by reason of Executive’s death or Incapacity or (ii) Executive terminates his employment for Good Reason, the Company shall, in addition to the acceleration of benefits as set forth in Section 2.4 herein and the amounts provided in Section 6.1 above, and provided the Release under Section 6.4 has been executed and delivered by Executive (with the expiration of the applicable review and revocation period having occurred) and Executive complies with the Restrictive Covenants (as set forth in Section 7), the Company shall pay monthly severance payments equal to one-twelfth of Executive’s annual base salary as of the date of such termination for a period equal to eighteen (18) months (the “Severance Period”).  The first such payment shall be made within sixty (60) days following Executive’s “separation from service” from the Company within the meaning of Section 409A of the Code as a result of termination specified in this Section 6.2 provided that the Release has been executed and is effective and enforceable following the expiration of the maximum review and revocation periods applicable to that release under law.  However should such sixty (60) day period span two taxable years, then the first such payment shall be made during the portion of that sixty (60) day period that occurs in the second taxable year.  The remaining payments shall be made in accordance with the Company’s regular payroll schedule for its salaried employees.  In addition, provided the Release under Section 6.4 has been executed and delivered by Executive (with the expiration of the applicable review and revocation period having occurred) and Executive complies with the Restrictive Covenants (as set forth in Section 7) the Company will (a) pay to Executive a pro-rata bonus (based on the number of full or partial calendar months Executive remained employed) for the Company’s fiscal year in which such termination occurs which bonus shall be paid at the same time as similar bonuses are paid to the Companies’ executive employees for such fiscal year; and (b) reimburse Executive for the cost he incurs for continuation of Executive’s health insurance coverage under COBRA (and for his family members if Executive provided for their coverage during his employment) during the Severance Period and in accord with the NSP plan applicable to NSP employees currently in effect.  Executive shall, within thirty (30) days after each monthly COBRA payment during the Severance Period for which he is entitled to reimbursement in accordance with the foregoing, submit appropriate evidence of such payment to the Company, and the Company shall reimburse Executive, within ten (10) business days following receipt of such submission.  During the period such health care coverage remains in effect hereunder, the following provisions shall govern the arrangement:  (A) the amount of the COBRA costs eligible for reimbursement in any one (1) calendar year of coverage will not affect the amount of such costs eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (B) no COBRA costs will be reimbursed after the close of the calendar year following the calendar year in which those costs were incurred; and (C) Executive’s right to the reimbursement of such costs cannot be liquidated or exchanged for any other benefit.  In the event the Company’s reimbursement of the reimbursable portion of any COBRA payment hereunder results in Executive’s recognition of taxable income (whether for federal, state or local income tax purposes), the Company will report such taxable income as taxable W-2 wages and collect the applicable withholding taxes, and Executive will be responsible for the payment of any additional income tax liability resulting from such coverage.

6.3                               In Connection with a Change in Control Event.  In the event Executive’s employment is terminated in connection with a Change in Control Event as set forth in Section 5.6 above, and provided the Release under Section 6.4 has been executed and delivered by Executive (with the expiration of the applicable review and revocation period having occurred), and Executive complies with the Restrictive Covenants (as set forth in Section 7), the Company shall pay Executive both (i) a lump sum equal to one and one-half (1-1/2) times his annual target cash compensation (defined as his annual base salary plus his annual target bonus of 100% of base salary as per Section 2.2) and (ii) a pro-rata bonus (based on the number of full or partial calendar months Executive remained employed) for the Company’s fiscal year in which such termination occurs which bonus shall be paid at the same time as similar bonuses are paid to the Companies’ executive employees for such fiscal year.  The payment under Section 6.3(i) shall be made within sixty (60) days following Executive’s “separation from service” from the Company within the meaning of Section 409A of the Code, as a result of termination specified in this Section 6.3, provided that the Release has been executed and is effective and enforceable following the expiration of the maximum review and revocation periods applicable to that release under law.  In addition, the Company will reimburse Executive for the cost he incurs for continuation of Executive’s health insurance coverage under COBRA in accordance with the same terms and conditions as specified in Section 6.2 above for a period of eighteen (18) months starting on the date of Executive’s “separation from service” within the meaning of Section 409A of the Code.

6.4.                            Release and Restrictive Covenants.  Notwithstanding any provision of this Agreement, the payments and benefits described in Sections 6.2 and 6.3 are conditioned on Executive’s execution and delivery to the Company of a release substantially identical to that attached hereto as Exhibit A in a manner consistent with the requirements of the Older Workers Benefit Protection Act, if applicable, and any applicable state law (the “Release”).  In addition, the continuation of the payments and benefits described above is conditioned on Executive’s compliance with the Restrictive Covenants set forth in Section 7 of this Agreement.  A breach of these Restrictive Covenants by the Executive shall constitute a breach of this Agreement, which shall relieve the Company of any further obligation under Sections 6.2 or 6.3 of this Agreement.

6.5.                            By the Company for Cause or by Executive without Good Reason.  If either the Company terminates Executive’s employment for Cause or Executive terminates his employment without Good Reason, the Company shall only be required to pay to Executive those amounts provided in Section 6.1 above and Executive shall not be entitled to receive any other severance compensation or payments from the Company.

6.6.                            No Mitigation or Offset.  Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 of this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to or earned or generated by Executive in or from any alternate employment or endeavors.

7.                                      Restrictive Covenants.  In recognition of the compensation and other benefits provided to Executive pursuant to this Agreement, Executive agrees to be bound by the provisions of this Section (the “Restrictive Covenants”).  These Restrictive Covenants will apply without regard to whether any termination or cessation of Executive’s employment is initiated by the Company or Executive, and without regard to the reason for that termination or cessation.

7.1.                            Covenant Not To Compete.  Executive covenants that, during his employment by the Company and, conditional upon and for so long as the Company remains in compliance and fulfills any obligations owed to Executive pursuant to Section 6 hereof, for a period of eighteen (18) months following immediately thereafter (the “Restricted Period”), Executive will not do any of the following, directly or indirectly:

7.1.1.                  engage, be employed by, participate in, plan for or organize any Competing Business of the Company or any subsidiary or joint venture of the Company; “Competing Business” means any business enterprise that distributes through a multilevel marketing program or that engages in any activity that competes anywhere in the world with any activity in which the Company is then engaged at the time of termination of Executive’s employment with the Company, including sales or distribution of herbs, vitamins or nutritional supplements or products, which the Company sells or distributes at the time of Executive’s termination;

7.1.2.                  become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in a Competing Business.  Notwithstanding the foregoing, Executive may hold up to 2% of the outstanding securities of any class of any publicly-traded securities of any company;

7.1.3.                  influence or attempt to influence any employee, sales leader, manager, coordinator, consultant, supplier, licensor, licensee, contractor, agent, strategic partner, distributor, customer or other person maintaining a then current business relationship with the Company to terminate his or her or its employment or other business relationship with the Company or adversely modify any then current written or oral agreement, relationship, or arrangement with the Company; or

7.1.4.                  solicit for employment or employ or retain (or arrange to have any other person or entity employ or retain) any person who has been employed or retained by the Company, any affiliate of the Company or any distributor of the Company, within the preceding twelve (12) months.

7.1.5.                  For this purpose, advertisements for employment or services placed in public or industry media will not be considered solicitation or be in violation of the Restrictive Covenants contained hereinabove.

7.2.                            Confidentiality.  Executive recognizes and acknowledges that the Proprietary Information (as defined below) is a valuable, special and unique asset of the business of the Company.  As a result, both during the Term and thereafter, Executive will not, without the prior written consent of the Company, for any reason divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any Proprietary Information.  Notwithstanding the foregoing, if Executive is compelled to disclose Proprietary Information by court order, governmental mandate or investigation or other legal or judicial process, he shall, prior to making any such disclosure, promptly notify the Company so that it may seek a protective order or other assurance that confidential treatment of such Proprietary Information shall be afforded, and Executive shall reasonably cooperate with the Company in connection therewith.  If Executive is so obligated to disclose Proprietary Information, Executive will disclose only the minimum amount of such Proprietary Information as is necessary for Executive to comply with such court order, mandate, investigation, or other legal or judicial process.  Additionally, Executive shall be entitled to disclose or use any Proprietary Information to the extent reasonably necessary to enforce Executive’s rights as against the Company.  In addition, following prompt written notification to the Company, Executive shall be entitled to disclose or use any Proprietary Information to defend against any claim from or prosecute any rights against a third party which are substantially related to or dependent upon the Proprietary Information so disclosed or used.

7.3.                            Property of the Company

7.3.1.                  Proprietary Information.  All right, title and interest in and to Proprietary Information will be and remain the sole and exclusive property of the Company.  Executive will not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in the performance of his duties to the Company.  If Executive removes such materials or property in the performance of his duties, he will return such materials or property promptly after the removal has served its purpose.  Executive will not make, retain, remove and/or distribute any copies of any such materials or property, or divulge to any third person the nature of and/or contents of such materials or property, except to the extent necessary to perform his duties on behalf of the Company.  Upon termination of Executive’s employment with the Company, he will leave with the Company or promptly return to the Company all originals and copies of such materials or property then in his possession.

7.3.1.1.        “Proprietary Information” means any and all proprietary information developed or acquired by the Company that has not been specifically authorized to be disclosed.  Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) all trade secrets (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications) as well as all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, (b) computer codes and instructions, processing systems and techniques, inputs, and outputs (regardless of the media on which stored or located) and hardware and software configurations, designs, architecture and interfaces, (c) business research, studies, procedures and costs, (d) financial data, (e) distributor network information, the identities of actual and prospective distributors and distribution methods, (f) marketing data, methods, plans and efforts, (g) the identities of actual and prospective suppliers, (h) the terms of contracts and agreements with, the needs and requirements of and the Company’s course of dealing with, actual or prospective suppliers, (i) personnel information, (j) customer and vendor credit information, and (k) information received from third parties subject to obligations of nondisclosure or non-use.  Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary

Information.  Notwithstanding the foregoing, Proprietary Information shall not include or cover any information which (A) becomes generally known to the public or is available from any public source other than by reason of Executive’s disclosure thereof in violation of this Agreement, (B) is obtained by Executive from any source not known by Executive to owe a duty of confidentiality to the Company, (C) can be demonstrably shown by Executive to be known to or in his possession prior to the Effective Date, or (D) is developed by Executive independent of and outside of the course of the performance by Executive of his duties to the Company hereunder.

7.3.2.                  Intellectual Property.  Executive agrees that all the Intellectual Property (as defined below) will be considered “works made for hire” as that term is defined in Section 101 of the Copyright Act (17 U.S.C. § 101) and that all right, title and interest in such Intellectual Property will be the sole and exclusive property of the Company.  To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, Executive retains any interest in the Intellectual Property, Executive hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Executive may now or in the future have in the Intellectual Property under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration.  The Company will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property.  Executive further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Intellectual Property, at no cost to Executive.  If the Company is unable after reasonable efforts to secure Executive’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of Executive’s incapacity or any other reason whatsoever, Executive hereby designates and appoints the Company or its designee as Executive’s agent and attorney-in-fact to act on his behalf solely for the purpose of executing and filing documents and doing all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s rights in the Intellectual Property.  Executive acknowledges and agrees that such appointment is coupled with an interest and is therefore irrevocable.

7.3.2.1.        “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications claiming such inventions, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications), (f) all computer software (including data, source and object codes and related documentation), (g) all other proprietary rights or (h) all copies and tangible embodiments thereof (in whatever form or medium) which, in the case of any or all of the foregoing, have been or are developed or created in whole or in part by Executive at any time and at any place while Executive is employed by the Company and have been or are created for the purpose of performing Executive’s duties on behalf of the Company.

7.4.                            Acknowledgements.  Executive acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company, that the duration and geographic scope of the Restrictive Covenants are reasonable given the nature of this Agreement and the position Executive holds within the Company, and that the Company would not enter into this Agreement or otherwise employ or continue to employ Executive unless Executive agrees to be bound by the Restrictive Covenants set forth in this Section 7.

7.5.                            Remedies and Enforcement upon Breach

7.5.1.                  Intention.  It is the intention of the parties that the foregoing Restrictive Covenants be enforced as written, and, in any other event, enforced to the greatest extent (but to no greater extent) in time, territory and degree of participation as permitted by applicable law.  Accordingly, in the event that any court to which a dispute over these restrictions may be referred shall find any of these restrictions overly broad or unreasonable in any way, that court must enforce the restrictions to the greatest extent deemed reasonable.

7.5.2.                  Specific Enforcement.  Executive acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy.  In the event of any such breach or threatened breach by Executive of any of the Restrictive Covenants, the Company shall be entitled to seek injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.

7.5.3.                  Enforceability.  If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographic scope of such Restrictive Covenants.

7.5.4.                  Disclosure of Restrictive Covenants.  Executive agrees to disclose the existence and terms of the Restrictive Covenants to any employer that Executive may work for during the Restricted Period.

8.                                      Stock Ownership Requirement.  Executive has acquired (the “Acquisition”) and agrees to maintain ownership of capital stock or an equity position (in each case “Equity”) in the Company having an aggregate value in the amount of One Million Dollars ($1,000,000), it being agreed that Executive has achieved such Acquisition and may maintain it by accumulating such Equity through the vesting of Executive’s future grants of stock options and Restricted Stock Units (“RSUs”) in addition to shares of the Company’s capital stock that Executive currently owns of the Effective Date and the vesting of Executive’s existing grants of stock options and RSUs.  For purposes hereof, (i) the value of any shares of the Company’s capital stock owned by Executive shall equal the greater of the then fair market value of such stock or the price paid by Executive to acquire such stock and (ii) the value of any stock options or RSU’s held by

Executive, which value shall equal the greater of the then fair market value of any stock represented thereby or, with respect solely to the stock options, the strike price required to be paid for any shares of capital stock represented thereby.  Executive shall ensure that all Acquisitions are in compliance with applicable laws, rules and regulations.  Notwithstanding anything to the contrary, nothing contained in this Section 8 shall be construed to limit or prevent Executive from obtaining a greater amount of Equity in the Company than the amount provided hereunder should Executive decide, in his sole and absolute discretion, to acquire or hold any such greater amount of Equity.  In the event that Executive wishes or needs to sell any equity such that his holdings would drop below the $1,000,000 threshold, Executive must first gain the Compensation Committee’s preapproval of any such sale, such preapproval not to be unreasonably withheld.

9.                                      Global Incentive Clawback.  In the event that during the Term of this Agreement, and for a period of two (2) years after termination of this Agreement, Company is required to restate its financial statements due to a material non-compliance with any applicable financial reporting requirement or securities law as determined by the Company’s Board of Directors, Company shall have the right, exercisable in its sole discretion, to review the amount of cash compensation paid to Executive pursuant to Sections 2.1 and 2.2 herein and the amount of unvested equity compensation granted to Executive pursuant to Executive’s existing grants of stock options and RSUs (collectively, “Compensation”) during the period of time encompassed by the restatement, provided, however, that this look-back period shall be no longer than two (2) years, and recalculate Executive’s Compensation for the look-back period based upon the restated financial statements.  If, pursuant to this review and recalculation, the amount of Compensation that the Company would have paid under the restated financial statements for the look-back period is less than the actual amount of Compensation that was paid to Executive during the look-back period, Executive shall repay the difference to Company in a time and manner mutually agreed to between Company and Executive.

10.                               Miscellaneous

10.1.                     Other Agreements.  Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which Executive is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance of Executive’s duties under this Agreement.

10.2.                     Successors and Assigns.  The Company may not assign this Agreement or any of its respective rights, entitlement or obligations under this Agreement to any person or entity other than a “Company Successor” (as hereinafter defined) without Executive’s prior written consent to such assignment.  This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company (a “Company Successor”), and the Company shall require any such successor to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, or, in the event the Company remains in existence, the Company shall continue to employ Executive under the terms hereof.

As used in this Agreement, the “Company” shall mean the Company and any successor to its business and/or assets, which assumes or is obligated to perform this Agreement by contract, operation of law or otherwise.  This Agreement shall inure to the benefit of and be enforceable by Executive and his personal or legal representatives, executors, estate, trustee, administrators, successors, heirs, distributees, devisees and legatees.  The duties of Executive hereunder are personal to Executive and may not be assigned by him.  If Executive dies and any amounts become payable under this Agreement, the Company will pay those amounts to his estate.

10.3.                     Governing Law and Enforcement; Disputes.  This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without regard to the principles of conflicts of laws.  Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the State of Utah, and Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

10.4.                     Waivers.  The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party.  No waiver will be deemed to have occurred unless set forth in writing.  No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

10.5.                     Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

10.6.                     Survival.  Sections 6, 7 and 9 of this Agreement will survive termination of this Agreement and/or the cessation of Executive’s employment by the Company.

10.7.                     Notices.  Any notice or communication required or permitted under this Agreement shall be made in writing and shall be sufficient if personally delivered or sent by registered or certified mail and addressed, if to Executive, to Executive’s address set forth in NSP’s records, or if to NSP, to its principal office, to the attention of the Board.  Such notice shall be deemed given when delivered if delivered personally, or, if sent by registered or certified mail, at the earlier of actual receipt or three days after mailing in United States mail, addressed as aforesaid with postage prepaid.

10.8.                     Entire Agreement: Amendments.  This Agreement, the attached exhibits, the Plan, and the Stock Option Agreement contain the entire agreement and understanding of the parties hereto relating to the subject matter hereof; and merge and supersede all prior and contemporaneous discussions, agreements and understandings of every nature relating to Executive’s employment or engagement with, or compensation by, the Company and any of its affiliates or subsidiaries or any of their predecessors, including, without limitation, the June 16

Agreement as amended.  This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

10.9.                     Withholding.  All payments to Executive will be subject to tax withholding in accordance with applicable law.

10.10.              Section Headings.  The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

10.11.              Counterparts; Facsimile.  This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

10.12.              Third Party Beneficiaries.  Subject to Section 8.2, this Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns.  This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than Executive and the Company and Executive’s and the Company’s permitted successors and assigns, although this Agreement will inure to the benefit of the Company.

11.                               Section 409A

11.1.                     Section 409A Compliance.  The parties intend that this Agreement comply with the requirements of Code Section 409A.  To the extent there is any ambiguity as to whether any provision of the Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, such provision shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder.  To the extent any continuing compensation, bonus, severance, reimbursements or in-kind benefits due or payable to Executive under this Agreement constitutes “deferred compensation” under Section 409A of the Code, any such compensation, bonus, severance, reimbursements or in-kind benefits shall constitute and be treated as a series of separate payments under Treasury Regulations Section 1.409A-2(b)(2)(iii) with each such payment made under this Agreement being so designated as a “separate payment” within the meaning of Section 409A of the Code.  In no event shall Executive have the right to designate, directly or indirectly, the calendar year of any payment subject to Code Section 409A.

11.2.                     Delayed Commencement Date.  Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” as defined in Section 409A of the Code, Executive shall not be entitled to any payments or benefits the right to which provides for a “deferral of compensation” with the meaning of Section 409A of the Code (taking into account all applicable exemption or exceptions), and whose payment or provision is triggered by Executive’s termination of employment with the Company (whether such payments or benefits are provided to Executive under this Agreement or under any plan or program or arrangement of the Company), including as a result of Executive’s Incapacity (other than Executive being “disabled” within the meaning of Section 409A of the Code), until the earlier of (i) the date which is the first business day following the six month anniversary of Executive’s “separation from service” as defined in Section 409A of the Code for any reason other than death, or (ii) Executive’s date of death, and such payments or benefits that, if not for the six month delay described herein, would be due and payable prior to such date shall be made or provided to Executive on such date.  The Company shall make the determination as to whether Executive is a “specified employee” in good faith in accordance with its general procedures adopted in accordance with Section 409A of the Code and, at the time of Executive’s “separation from service” will notify Executive of whether or not Executive is a “specified employee.”

11.3.                     Savings Clause.  Notwithstanding the other provisions of this Agreement, with respect to any right to a payment or benefit hereunder (or any portion thereof) that does not otherwise provided for a “deferral of compensation” as defined in Section 409A of the Code, it is the intent of the parties that such payment or benefit will not so provide.  Furthermore, if either party notifies the other in writing that, based upon the advice of legal counsel, one or more of the provisions of this Agreement contravenes any regulation or Treasury guidance promulgated under Section 409A of the Code or causes any amount to be subject to interest or penalties under Section 409A of the Code, the parties shall promptly and reasonably consult with each other (and their legal counsel (and shall use their reasonable best efforts to reform the provisions hereof to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A of the Code or increasing the costs to the Company of providing the applicable benefit or payment and (b) to the extent practicable, to avoid the imposition of any tax, interest or other penalties under Section 409A of the Code upon Executive or the Company.

11.4                        280G.  Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment, distribution, or other action by the Company to or for Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise (a “Parachute Payment”), would result in an “excess parachute payment” within the meaning of Section 280G(b)(i) of the Code, and the value determined in accordance with Section 280G(d)(4) of the Code of the Parachute Payments, net of all taxes imposed on Executive (the “Net After-Tax Amount”) that Executive would receive would be increased if the Parachute Payments were reduced, then the Parachute Payments shall be reduced by an amount (the “Reduction Amount”) so that the Net After-Tax Amount after such reduction is greatest.  For purposes of determining the Net After-Tax Amount, Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Parachute Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Parachute Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Subject to the provisions of this Section 11.4, all determinations required to be made under this Section 9.4, including the Net After-Tax Amount, the Reduction Amount and the Parachute Payments that are to be reduced pursuant to this Section 11.4 and the assumptions to be utilized in arriving at such determinations, shall be made by independent public accounting firm selected by Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Parachute Payment, or such earlier time as is requested by Executive.  The Accounting Firm’s decision as to which Parachute Payments are to be reduced shall be made (a) only from Parachute Payments that the Accounting Firm determines reasonably may be characterized as “parachute payments” under Section 280G of the Code; (b) only from Parachute Payments that are required to be made in cash; (c) only with respect to any amounts that are not payable pursuant to a “nonqualified deferred compensation plan” subject to Section 409A of the Code, until those payments have been reduced to zero; and (d) in reverse chronological order, to the extent that any Parachute Payments subject to reduction are made over time (e.g., in installments).  In no event, however, shall any Parachute Payments be reduced if and to the extent such reduction would cause a violation of Section 409A of the Code or other applicable law.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.

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NATURE’S SUNSHINE PRODUCTS, INC.

By:	/s/ Stephen M. Bunker

Title:	Chief Financial Officer

EXECUTIVE

/s/ Gregory L. Probert
Gregory L. Probert

EXHIBIT A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Release”) is made as of the            day of                   ,                      by and between Gregory L. Probert (the “Executive”) and Nature Sunshine Products, Inc. (the “Company”).

WHEREAS, Executive’s employment as an executive of the Company has terminated; and

WHEREAS, pursuant to Section 6 of the Employment Agreement by and between the Company and Executive dated                                            (the “Agreement”), the Company has agreed to pay Executive certain amounts and to provide him with certain rights and benefits, subject to the execution of this Release.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.                                      Consideration.  Executive acknowledges that: (i) the payments, rights and benefits set forth in Sections 2.4, 3, 4 and 6 of the Agreement shall survive the termination of Executive’s employment and shall be provided and/or paid by the Company to Executive and constitute full settlement of all of Executive’s rights under the Agreement, and (ii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to Executive under the Agreement.  Executive further acknowledges that, in the absence of his execution of this Release, the benefits and payments specified in Section 6.2 and/or Section 6.3, as applicable, of the Agreement (other than those specified) would not otherwise be due to Executive.

2.                                      Release and Covenant Not to Sue.

2.1.                            Executive and the Company each hereby fully and forever releases and discharges the other, and all of their respective predecessors and successors, assigns, stockholders, subsidiaries, parents, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present and in their respective capacities as such (the Company and Executive and each such respective person or entity is each referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, including those arising out of Executive’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

2.2.                            The provisions of Section 2.1 of this Release shall not apply with respect to (and each party hereby reserves and retains) any claims which either the Company or Executive has against the other for such other’s breach, violation or default under this Release or any provision of the Agreement incorporated or referenced herein as surviving termination of Executive employment with the Company.

2.3.                            Executive and the Company expressly represent that they have not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that neither has assigned any claim against a Released Person.  Executive and the Company each further promise not to initiate a lawsuit or to bring any other claim against the other or any Released Person arising out of or in any way related to Executive’s employment by the Company or the termination of that employment.  This Release will not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.  This Release shall not affect Executive’s rights under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act to have a judicial determination of the validity of this release and waiver.

3.                                      Restrictive Covenants.  Executive acknowledges that the restrictive covenants contained in Section 7 of the Agreement will survive the termination of his employment.  Executive affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.  Executive also acknowledges that the Global Incentive Clawback contained in Section 9 will survive the termination of his employment.

4.                                      Non-Disparagement.  Neither Executive nor the Company will disparage the other or any of their respective Released Persons or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the other or their respective Released Persons.

5.                                      Cooperation.  Executive further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Executive was in anyway involved during his employment with the Company.  Executive shall render such cooperation in a timely manner on reasonable notice from the Company.

6.                                      Rescission Right.  Executive expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; (e) should he nevertheless elect to execute this Agreement sooner than 21 days after he has received it, he specifically and voluntarily waives the right to claim or allege that he has not been allowed by the Company or by any circumstances beyond his control to consider this Agreement for a full 21 days; and (f) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void.  Executive may revoke this Release during those seven (7) days by providing written notice of revocation to the Company at the address specified in Section 8.7 of the Agreement.

7.                                      Challenge.  If Executive violates or challenges the enforceability of any provisions of the Restrictive Covenants or this Release, no further payments, rights or benefits under Section 6 of the Agreement will be due to Executive (except where such provision would be prohibited by applicable law, rule or regulation).

8.                                      Miscellaneous.

8.1.                            No Admission of Liability.  This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to Executive or by Executive to the Company.  Each of the Company and Executive specifically denies any such violations.

8.2.                            No Reinstatement.  Executive agrees that he will not without the consent of the Company apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future,

8.3.                            Successors and Assigns.  This Release shall inure to the benefit of and be binding upon the Company and Executive and their respective successors, permitted assigns, executors, administrators and heirs.  Executive shall not may make any assignment of this Release or any interest herein, by operation of law or otherwise.  The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

8.4.                            Severability.  Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

8.5.                            Entire Agreement: Amendments.  Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof.  This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

8.6.                            Governing Law.  This Release shall be governed by, and enforced in accordance with, the laws of the State of Utah, without regard to the application of the principles of conflicts of laws.

8.7.                            Counterparts and Facsimiles.  This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

NATURE’S SUNSHINE PRODUCTS, INC.

By:	/s/ Stephen M. Bunker

Title:	Chief Financial Officer

EXECUTIVE

/s/ Gregory L. Probert
Gregory L. Probert